Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of December 21, 2011, by and between STERLING SAVINGS BANK (“Sterling”) and DANIEL G. BYRNE (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Executive has been providing services to Sterling as Executive Vice President, Corporate Development Executive of Sterling, and Sterling desires to retain the Executive and the Executive is willing to continue to serve Sterling in such capacities and roles as is provided herein on the terms and conditions set forth below; and

WHEREAS, the parties desire to enter into this Agreement, which is intended to supersede an existing Employment Agreement, originally effective January 31, 2011, (the “Prior Agreement”).

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment. Sterling agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by Sterling, upon the terms and conditions hereinafter provided.

2. Position and Duties. Sterling agrees to employ the Executive to serve as the Corporate Development Executive, and the Executive will have such powers and duties as are commensurate with such position and as may be conferred upon him or her by the Board of Directors of Sterling (the “Board”). Executive shall faithfully perform such duties and shall do nothing inconsistent with his or her duties to Sterling and Sterling Savings Bank (the “Bank”). Except for illness or incapacity and reasonable vacation periods as shall be consistent with Sterling and the Bank’s policies for senior officers, the Executive shall devote all of his or her business time, attention, skill and efforts exclusively to the business and affairs of Sterling and its subsidiaries.

3. Compensation. For all services rendered by the Executive in any capacity required hereunder, including, without limitation, services as an officer, director, or member of any committee of Sterling, or any subsidiary or division thereof, the Executive shall be compensated as follows:

(a) Base Salary. Sterling shall pay the Executive a fixed minimum salary of $235,000 per annum (such amount or such adjusted annual amount as is paid from time to time pursuant to the terms hereof being referred to as the “Base Salary”). The Base Salary shall be subject to such periodic review (which shall occur at least annually) and adjustment as deemed appropriate in accordance with Sterling and the Bank’s customary procedures and practices regarding the salaries of senior officers. The Base Salary shall be payable in accordance with the customary payroll practices of Sterling, but in no event less frequently than monthly.

(b) Other Benefits. The Executive shall be entitled to participate in all compensation or employee benefit plans or programs, and to receive all benefits, perquisites and emoluments, for which any salaried employees of Sterling are eligible under any plan or program now or hereafter established and maintained by Sterling for senior officers, to the fullest extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof, including group hospitalization, health, dental care, life or other insurance, tax-qualified pension, savings, thrift, 401(k) and profit-sharing plans, termination pay programs, sick-leave plans, travel or accident insurance, salary continuation plans, disability insurance, automobile allowance or automobile lease plans, and executive contingent compensation plans, including, without limitation, stock option or incentive plan(s) then in effect.

4. Termination of Employment.

(a) Termination. Either Sterling or Executive may terminate Executive’s employment at any time in such party’s sole discretion. Except as expressly provided in this Agreement, upon termination of employment Sterling shall have no liability to pay any further compensation or any other benefit or sum whatsoever to Executive.

(b) In the event that the Executive’s employment hereunder terminates, earned but unpaid Base Salary as of the date of Termination of Employment shall be payable in full.

(i) Except as provided herein for a Without Cause Termination and Termination Upon a Change in Control, no other payments shall be made, or benefits provided, by Sterling under this Agreement except for vested stock options and other incentive awards held by the Executive pursuant to the terms of the grant(s) thereof, vested benefits payable under the terms of the nonqualified deferred compensation plans then in effect in which Executive participates, and any other vested benefits that the Executive is entitled to receive under the terms of employee benefit programs maintained by Sterling or its subsidiaries for its employees.

(ii) Without Cause Termination. In the event the Executive’s employment hereunder terminates due to a Without Cause Termination Sterling shall, as severance pay, subject to the provisions of Section 5 below and to Executive’s agreement without revocation to a release and nondisclosure agreement, pay Executive the sum of Three Hundred And Fifty Thousand Dollars ($350,000), in two equal installments, the first payable after the expiration of any applicable revocation period for such release agreement and the second payable within the first ten days of the first month of the year following the year of termination; provided however, that all payments under this paragraph shall be made no later than 2  1/2 months after the end of the taxable year in which the termination occurs.

(c) Payments for Termination Upon a Change in Control. Within twenty days of the Executive’s Termination Upon a Change in Control, Sterling shall pay to the Executive in a single payment in cash and/or provide to the Executive, as applicable, the following:

(i) the Executive’s earned but unpaid Base Salary as of the date of Termination of Employment;

(ii) the benefits, if any, to which the Executive is entitled as a former employee under the employee benefit programs and compensation plans and programs maintained for the benefit of Sterling’s officers and employees;

(iii) an amount equal to two times Executive’s Annual Compensation; and

(iv) Options and Other Incentive Awards. All stock options and other incentive awards held by the Executive shall become fully vested and exercisable.

(d) Adjustment for Taxes. In the event that either Sterling’s independent public accountants or the Internal Revenue Service determines that any payment, coverage, benefit or benefit acceleration provided to Executive, whether specifically provided for in this Agreement or otherwise, is subject to the excise tax imposed by Section 4999 (or any successor provision) (“Section 4999”) of the Internal Revenue Code of 1986, as amended (the “Code”), Sterling, within 30 days thereafter, shall pay to Executive, in addition to any other payment or benefit due and owing hereunder, an amount determined by multiplying the rate of excise tax then imposed by Section 4999 by the amount of the “excess parachute payment” (as defined in Section 280G of the Code) received by Executive (determined without regard to any payments made to the Executive pursuant to this paragraph) and dividing the product so obtained by the amount obtained by subtracting the aggregate local, state and Federal income tax rate applicable to the receipt by Executive of the “excess parachute payment” (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999 of the Code, it being Sterling’s intention that the Executive’s net after tax position be identical to that which would have obtained had Sections 280G and 4999 not been part of the Code.

(e) If the actual excise tax imposed by Section 4999 of the Code is less than the amount that was taken into account in determining the adjustment for taxes under Section 4(d), Executive shall repay at the time that the amount of the reduced excise tax is finally determined the portion of the adjustment for taxes under Section 4(d) attributable to that reduction (plus the portion attributable to the excise tax, FICA tax and federal, state and local income tax imposed on the portion of the adjustment being repaid by Executive, to the extent the repayment results in a reduction in or refund of excise tax, FICA tax or federal, state or local income tax), plus interest on the amount of the repayment at the rate provided in Section 1274(b)(2)(B) of the Code. If the actual excise tax imposed is more than the amount that was taken into account in determining the amount of the adjustment under Section 4(d), Sterling shall make an additional payment in respect of such excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) at the time that the amount of the excess is finally determined.

(f) In the event that, on or after the occurrence of a Change in Control, Sterling fails to make any payment or provide any benefit to Executive arising out of or relating in any way to this Agreement or to the Executive’s employment by Sterling (collectively, “Employment Rights”), then Sterling shall pay to the Executive and reimburse the Executive for the Executive’s full costs (including, without limitation, the fees and expenses of the Executive’s attorneys and court and related costs) of enforcing the Executive’s Employment Rights. In addition, if the enforceability of this Agreement or the payment of any benefit to the Executive hereunder is disputed by Sterling on or after the occurrence of a Change in Control, then the

Term of this Agreement shall be extended for the period of the dispute in the event of a final judicial determination that the Executive is entitled to at least fifty percent (in dollar amount) of the benefits that Executive claimed from, and that were disputed by, Sterling.

(g) Definitions. For purposes of this Agreement, the following terms have the following meanings:

(i) Executive’s “Annual Compensation” shall include (A) the greater of: (1) the total of Executive’s annual Base Salary, at the highest annual rate during the last three years of employment, and any target bonus for the calendar year in which the termination occurs (if established before the termination), or (2) Executive’s annual Base Salary, at the highest annual rate during the last three years of employment, and any actual bonus for the prior calendar year (annualized if Executive was not employed by Sterling for the entire previous calendar year) or (3) Executive’s annual Base Salary, at the highest annual rate during the last three years of employment, and any actual bonus for the calendar year prior to the Change in Control (annualized if Executive was not employed by Sterling for the entire previous calendar year); and (B) the amount of the contributions made or anticipated to have been made by Sterling on Executive’s behalf to Sterling’s benefit plans for the calendar year in which the termination occurs, including without limitation contributions to pension and welfare plans maintained by Sterling for its employees. Annual Compensation shall not include the value of any stock options or restricted stock granted to Executive.

(ii) A “Change in Control” shall be deemed to have occurred at such time as the occurrence of a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, as determined in accordance with this Section 4(g)(ii).

(A) A “change in ownership” of Sterling shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of Sterling that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Sterling, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of Sterling, or to have effective control of such corporation within the meaning of part (B) of this Section, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of Sterling.

(B) A “change in effective control” of Sterling shall occur only on either of the following dates:

(1) The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Sterling possessing 30% or more of the total voting power of the stock of Sterling, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of Sterling, and such person or group acquires additional stock of Sterling, the acquisition of additional stock by such person or group shall not be considered to cause a “change in effective control” of Sterling, or

(2) The date on which a majority of the members of Sterling’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).

(3) A “change in the ownership of a substantial portion of the assets” of Sterling shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Sterling that have a total gross fair market value equal to more than 40% of the total gross fair market value of all for the assets of Sterling immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

(iii) The term “Constructive Discharge” means a termination of the Executive’s employment by the Executive following the occurrence of any of the following events:

(A) Inferior Duties. The assignment of duties by Sterling to Executive, without his or her express written consent, that (i) are inferior to Executive’s duties on the Effective Date in any material respect or (ii) result in Executive having inconsequential authority or responsibility compared to the authority or responsibility he or she had on the Effective Date.

(B) Base Compensation Reduction. A material reduction by Sterling of Executive’s Base Salary.

(C) Relocation. Executive, without his or her written consent, is required by him or her employment to perform a substantial part of his or her duties at one or more locations more than fifty miles distant from Spokane, Washington.

(D) Breach. A material breach by Sterling of any provision of this Agreement.

If an event constituting Constructive Discharge has occurred without the Executive’s consent, the Executive’s termination for Constructive Discharge must occur within two years of the first occurrence of such event. The Executive shall give notice to Sterling, in accordance with Section 8, of the existence of an event constituting Constructive Discharge within 90 days of the initial occurrence of such event, and Sterling will have 60 days to cure or otherwise obtain Executive’s express written consent to the occurrence or continuance of such event. If Executive’s employment is terminated for Constructive Discharge, it will be treated as an involuntary separation from service under §409A.

(iv) The term “Termination for Cause” means:

(A) the continued failure of Executive to substantially perform the Executive’s duties with Sterling or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or

(B) the willful engaging by the Executive in illegal conduct that is materially and demonstrably injurious to Sterling or any of its subsidiaries, or

(C) conviction of a felony involving fraud, dishonesty or moral turpitude, or a guilty or nolo contendere plea by Executive with respect thereto, or

(D) violation of the provisions of Section 5 herein.

For purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interest of Sterling or its subsidiaries. Any act or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or the Board of Directors of the Bank or based upon the advice of counsel for Sterling shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Sterling and its subsidiaries. The cessation of employment of the Executive shall not be deemed to be a Termination for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (A), (B) or (D) above, and specifying the particulars thereof in detail.

(v) “Termination of Employment” shall mean the termination of the Executive’s actual employment with Sterling, which constitutes a separation from service as defined under §409A.

(vi) “Termination Upon a Change in Control” shall mean a Termination of Employment upon or within twenty-four months after a Change in Control by Sterling, or its successors, without Cause, or by Executive due to a Constructive Discharge, as described under Section 4(g)(iii) hereof.

(vii) “Without Cause Termination” shall mean a termination of the Executive’s employment by Sterling, for a reason other than disability, retirement, or Termination for Cause.

5. Other Duties of Executive During and After Term.

(a) Confidential Information. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, or customers of Sterling or any of its subsidiaries (any or all of such entities being hereinafter referred to as the “Business”), as such information may exist from time to time, other than information that Sterling has previously made publicly available or which is in the public domain, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of the Executive’s duties under this Agreement. The Executive shall not, except to the extent reasonably necessary in the performance of his or her duties under this Agreement, divulge to any person, firm, association, corporation, or governmental agency, any information concerning the affairs, business, clients, or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such information for his or her own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his or her reasonable best efforts to prevent the disclosure of any such information by others. All records, memoranda, letters, books, papers, reports, accountings, experience or other data, and other records and documents relating to the Business, whether made by the Executive or otherwise coming into his or her possession, are confidential information and are, shall be, and shall remain the property of the Business. No copies thereof shall be made which are not retained by the Business, and the Executive agrees, on termination of his or her employment or on demand of Sterling, to deliver the same to Sterling.

(b) Non-Solicitation. For a period of one year following Executive’s Termination of Employment (the “Non-Solicitation Period”), the Executive will not solicit any customer or client of Sterling or its subsidiaries for the account of any corporation, partnership, sole proprietorship or other entity engaged in competition with Sterling or any of its subsidiaries (a “Competitor”). The Executive also agrees not to act on behalf of any Competitor to solicit employees of Sterling or its subsidiaries for new employment or otherwise interfere with the relationship between Sterling or its subsidiaries and their employees during the Non-Solicitation Period. In addition, if the Executive obtains non-competitive employment during the Non-Solicitation Period, for such period the Executive agrees not to solicit employees of Sterling or its subsidiaries for new employment without the prior written consent of Sterling. An entity shall be considered to be “engaged in competition” if such entity is, or is a holding company for, a bank, savings and loan association or other financial services business engaged in a business that competes with Sterling in the States of Washington, Oregon, Idaho, Montana, or California. Executive acknowledges the receipt and sufficiency of specific consideration for the agreements in this Section 5.

(c) Remedies. Sterling’s obligation to make payments, deliver shares of stock or provide for any benefits under this Agreement (except to the extent vested or exercisable prior to Executive’s Termination of Employment) shall cease upon a violation of the preceding provisions of this section. Executive acknowledges that there would be no adequate remedy at law or in damages to compensate Sterling for any violation of this Section 5, and agrees that Sterling shall be entitled to injunctive relief requiring specific performance by Executive of this Section 5 without the necessity of proving actual damages or the posting of a bond, and Executive consents to the entry thereof.

(d) Survival. The provisions of this Section 5 shall: (a) survive the termination of this Agreement, and continue throughout the duration of the Executive’s employment with Sterling, except as amended or modified by written agreement of the parties; and (b) survive the Executive’s Termination of Employment with Sterling. The running of the Non-Solicitation Period under Section 5(b) shall be tolled between the time any controversy with respect to this Section 5 is filed with a court or arbitrator and the decision of the judge, jury or arbitrator on said controversy.

(e) Modification of Terms. If any restriction in this Section 5 is finally adjudicated by a court of competent jurisdiction to exceed the time, geographic, service or other limitations permitted by applicable law in any jurisdiction, such restriction may be modified and narrowed by a court to the maximum time, geographic, service or other limitations permitted by applicable law so as to preserve and protect Sterling’s legitimate business interest, without negating or impairing any other restrictions or undertaking set forth in the Agreement.

(f) Application. The provisions of Sections 5(b) shall be inapplicable if the Executive’s Termination of Employment is due to: disability; or a Termination Upon a Change in Control.

6. Withholding Taxes. Sterling may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

7. Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude Sterling from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation that assumes this Agreement and all obligations and undertakings of Sterling hereunder. Upon such a consolidation, merger or transfer of assets, the term “Sterling” as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

8. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by same day or overnight mail as follows:

(a)	To Sterling:

111 North Wall Street

Spokane, WA 99201

Attention: Chief Executive Officer

With a copy to:

111 North Wall Street

Spokane, WA 99201

Attention: General Counsel

(b)	To the Executive:

At his or her regular office and to his or her primary residence or to such other address as either party shall from time-to-time specify in writing to the other.

9. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process, or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 9 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his or her estate and their assigning any rights hereunder to the person or persons entitled thereto.

10. No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by other employment or otherwise, except as provided herein.

11. Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of Sterling or the Bank. To the extent that any person acquires a right to receive payments from Sterling hereunder, such right, without prejudice to rights that employees may have, shall be no greater than the right of an unsecured creditor of Sterling.

12. Further Action. Sterling and Executive shall perform all acts and execute all documents as may be reasonably necessary to effect performance of this Agreement by Sterling. In the event Sterling’s Deferred Compensation Plan, the 1992 Stock Option Plan, the 1998 Long-Term Incentive Plan, the 2001 Long-Term Incentive Plan, the 2003 Long-Term Incentive Plan, the 2007 Long-Term Incentive Plan, the Sterling Savings Bank Deferred Compensation Plan, and the Supplemental Executive Retirement Plan, or plans which are substantially similar to such plans are not maintained, Sterling shall provide the Executive with compensation which is substantially similar in financial effect to the compensation which would otherwise have been provided through such plans. References herein to deferred compensation, stock option or incentive plan(s) and any other benefit plans shall be deemed to include all successor plans. Nothing in this Agreement shall be deemed to be a modification of Sterling’s stock option or incentive plans.

13. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is finally adjudicated by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

14. Contents of Agreement. This Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the parties hereto.

15. Acknowledgement of Consent. For purposes of Constructive Discharge, the execution of this Agreement shall constitute Executive’s express written consent, in accordance with Section 5(d)(ii) of the Prior Agreement, to the changes in duties, reduction in base compensation and modifications to the other terms and conditions of employment provided herein.

16. Governing Law. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Washington without giving effect to that body of laws pertaining to conflict of laws and the Executive consents to the jurisdiction of the state and federal courts of Washington in any dispute arising under this Agreement.

17. Representations. The Executive hereby represents and warrants that he or she has the legal capacity to execute and perform this Agreement, that it is a valid and binding agreement against him or her according to its terms, and that its execution and performance by him or her does not and will not violate the terms of any existing agreement or understanding to which the Executive is a party. In addition, the Executive represents and warrants that he or she knows of no reason why he or she is not physically capable of performing his or her obligations under this Agreement in accordance with its terms.

18. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

19. Compliance with §409A. This Agreement is intended to constitute an enforceable contract for the payment of compensation, severance and certain other benefits. The Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of §409A. Notwithstanding the foregoing, in the event this Agreement and/or any benefit paid to the Executive hereunder is deemed to be subject to §409A, this Agreement shall be interpreted and, as reasonably necessary in the discretion of the Board, may be amended to bring this Agreement and/or any such benefit into compliance with §409A, without reducing the amounts of any benefits due to the Executive hereunder.

20. Compliance with TARP.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent necessary to be in compliance with the Capital Purchase Program (the “CPP”) provided under the Troubled Asset Relief Program (“TARP”) and for so long as the United States Department of the Treasury (the “Treasury”) is deemed to hold any equity or debt securities of Sterling (such period, the “TARP Period”), Sterling and Executive agree to be bound by the executive compensation and corporate governance requirements of Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“EESA”); and to the extent that Executive is subject to Section 111 of EESA, then any payment of any kind provided for by, or accrued with respect to, the Executive must comply with EESA, and this Agreement shall be interpreted or reformed to so comply. If the making of any payment pursuant to, or accrued with respect to, this Agreement would violate EESA or other applicable state or federal laws, or if the making of such payment, or accrual, may in the judgment of Sterling limit or adversely impact the ability of Sterling to participate in, or the terms of Sterling’s participation in, the TARP, the CPP, or to qualify for any other relief under EESA, the Executive shall be deemed to have waived his rights to such payments or accruals. If applicable, the Executive will grant to the Treasury (or other body of the U.S. government) and to Sterling a waiver in a form acceptable to the Treasury (or other applicable body of the U.S. government) and Sterling releasing the Treasury (or such other body) and Sterling from any claims that Executive may otherwise have as a result of the issuance of any regulations, guidance or interpretations that adversely modify the terms of this Agreement that would not otherwise comply with the executive compensation and corporate governance requirements of EESA, other applicable state or federal laws, or any securities purchase agreement or other agreement entered into between the Sterling and the Treasury (or other body) pursuant to EESA. Specifically, and without limiting the foregoing, Executive and Sterling hereby agree that, during the TARP Period:

(i) For so long as Executive is subject to the prohibition on golden parachute payments under Section 111 of EESA, to the extent any payment or acceleration of vesting described herein constitutes a “golden parachute payment” under Section 111 of EESA, Executive shall not be entitled to such payment or acceleration of vesting.

(ii) Sterling shall be entitled to the return of, and Executive agrees to return, any bonus or incentive compensation paid to the Executive that is based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate.

(iii) None of the incentives under this Agreement provide the Executive with any incentives to take unnecessary and excessive risks that threaten the value of Sterling.

(b) Offset. Unless otherwise paid back to Sterling by Executive, Sterling shall have the right to offset any payments that must be returned to Sterling under Section 20(a)(ii) against any current amounts due to the Executive, including, but not limited to, salary, incentive compensation, equity incentive awards, severance, deferred compensation or any other funds due to the Executive from Sterling, and by executing this Agreement, Executive expressly acknowledges and agrees to such offset.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound, Sterling has caused this Agreement to be executed by its duly authorized representatives and the Executive has signed this Agreement, all as of the first date above written.

STERLING SAVINGS BANK

BY:	/s/ J. GREGORY SEIBLY
J. GREGORY SEIBLY
Chief Executive Officer

EXECUTIVE

/s/ DANIEL G. BYRNE
DANIEL G. BYRNE

[Signature Page to Employment Agreement]

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